                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Accountants.....................................................        F-2
Consolidated Statements of Operations for fiscal 1995, 1996 and 1997..................        F-3
Consolidated Balance Sheets as of December 29, 1996 and December 28, 1997.............        F-4
Consolidated Statements of Changes in Stockholders' Equity for fiscal 1995, 1996 and
  1997................................................................................        F-5
Consolidated Statements of Cash Flows for fiscal 1995, 1996 and 1997..................        F-6
Notes to Consolidated Financial Statements............................................        F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

                            ------------------------

To the Board of Directors and Stockholders of Planet Hollywood International,
Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of cash flows and of changes in stockholders' equity present fairly, in all material respects, the financial position of Planet Hollywood International, Inc. and its subsidiaries at December 29, 1996 and December 28, 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 28, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
Orlando, Florida
March 3, 1998

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

             (DOLLARS IN THOUSANDS, EXCEPT FOR EARNINGS PER SHARE)

                                                                                 FISCAL      FISCAL      FISCAL
                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------
Revenues:
  Direct.....................................................................  $  265,048  $  347,436  $  447,310
  Franchise..................................................................       4,000      21,400      16,100
  Royalty and other..........................................................       1,558       4,528      11,715
                                                                               ----------  ----------  ----------
                                                                                  270,606     373,364     475,125
Costs and expenses:
  Cost of sales..............................................................      76,462      93,426     124,808
  Operating..................................................................     116,805     156,893     208,484
  General and administrative.................................................      20,057      20,431      49,324
  Depreciation and amortization..............................................      22,182      27,295      38,825
  Impairment of long-lived assets............................................      --          --          48,699
                                                                               ----------  ----------  ----------
                                                                                  235,506     298,045     470,140
Income from operations.......................................................      35,100      75,319       4,985

Non-operating (income) expense
  Interest income............................................................        (598)     (2,121)     (1,327)
  Interest expense...........................................................      11,827       4,995      --
  Equity in earnings of unconsolidated affiliates............................        (848)     (4,308)     (6,900)
  Minority interests.........................................................       3,728       1,037      --
  Gain on sale of subsidiary interests.......................................        (611)     --          --
                                                                               ----------  ----------  ----------
                                                                                   13,498        (397)     (8,227)

Income before provision for income taxes.....................................      21,602      75,716      13,212
Provision for income taxes...................................................         875      27,636       4,954
                                                                               ----------  ----------  ----------
Income before extraordinary item.............................................      20,727      48,080       8,258
Extraordinary loss on early extinguishment of debt (net of income tax benefit
  of $5,991).................................................................      --          10,421      --
                                                                               ----------  ----------  ----------
Net income...................................................................  $   20,727  $   37,659  $    8,258
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Earnings per share:
  BASIC
    Income before extraordinary item.........................................  $     0.26  $     0.47  $     0.08
    Extraordinary item.......................................................      --           (0.10)     --
                                                                               ----------  ----------  ----------
    Net income...............................................................  $     0.26  $     0.37  $     0.08
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
  DILUTED
    Income before extraordinary item.........................................  $     0.25  $     0.47  $     0.08
    Extraordinary item.......................................................      --           (0.10)     --
                                                                               ----------  ----------  ----------
    Net income...............................................................  $     0.25  $     0.37  $     0.08
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

   The accompanying notes are an integral part of these financial statements.

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)

                                                                                       DECEMBER 29,  DECEMBER 28,
                                                                                           1996          1997
                                                                                       ------------  ------------
ASSETS
Current assets:
  Cash and cash equivalents..........................................................   $   49,831    $    9,089
  Accounts receivable, less allowance of $1,500 in 1997..............................       22,697        25,084
  Inventories........................................................................       20,604        42,612
  Deferred taxes.....................................................................        7,166        10,427
  Pre-opening cost, net..............................................................        8,096         6,716
  Prepaid expenses and other assets..................................................        5,479         7,082
                                                                                       ------------  ------------
    Total current assets.............................................................      113,873       101,010

Property and equipment, net..........................................................      250,108       322,949
Goodwill, net........................................................................       25,779        29,922
Deferred taxes.......................................................................       --             6,015
Other assets, net....................................................................        1,487         5,259
Investment in affiliated entities....................................................       10,013        40,404
                                                                                       ------------  ------------
    Total assets.....................................................................   $  401,260    $  505,559
                                                                                       ------------  ------------
                                                                                       ------------  ------------
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................................   $   41,668    $   54,100
  Accrued expenses...................................................................       10,908        15,215
  Notes payable - current............................................................          746         1,264
                                                                                       ------------  ------------
    Total current liabilities........................................................       53,322        70,579

Deferred rentals.....................................................................       10,329        10,798
Deferred taxes.......................................................................          849        --
Notes payable........................................................................        7,529        70,491
Deferred credits.....................................................................       17,100        15,150
                                                                                       ------------  ------------
    Total liabilities................................................................       89,129       167,018
                                                                                       ------------  ------------
Commitments and contingencies (Note 7 and Note 11)

Stockholders' equity:

  Preferred stock, $.01 par value; 25,000,000 shares authorized; none issued;
    preferences, limitations and rights to be established by the Board of
    Directors........................................................................       --            --
  Common stock - Class A voting, $.01 par value; 250,000,000 shares authorized;
    95,972,563 and 97,127,526 issued and outstanding, respectively...................          960           972
  Common stock - Class B non-voting, $.01 par value; 25,000,000 shares authorized;
    11,545,706 and 11,764,144 issued and outstanding, respectively...................          115           118
  Capital in excess of par value.....................................................      252,695       279,372
  Deferred compensation..............................................................         (525)       (4,125)
  Retained earnings..................................................................       58,386        66,644
  Cumulative currency translation adjustment.........................................          500        (4,440)
                                                                                       ------------  ------------
    Total stockholders' equity.......................................................      312,131       338,541
                                                                                       ------------  ------------
      Total liabilities and stockholders' equity.....................................   $  401,260    $  505,559
                                                                                       ------------  ------------
                                                                                       ------------  ------------

   The accompanying notes are an integral part of these financial statements.

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                 (IN THOUSANDS)

                                      COMMON STOCK            COMMON STOCK
                                        CLASS A                 CLASS B          CAPITAL IN
                                 ----------------------  ----------------------   EXCESS OF    RETAINED       DEFERRED
                                  SHARES      AMOUNT      SHARES      AMOUNT      PAR VALUE    EARNINGS     COMPENSATION
                                 ---------  -----------  ---------  -----------  -----------  -----------  ---------------
Balance at January 1, 1995.....     80,000   $     800      --       $  --        $   7,568    $  --          ($    990)
Net Income.....................                                                                   20,727
Celebrity restricted stock
  options......................                                                         140
Employee restricted stock
  awards.......................        100           1                                   99                         220
Currency translation
  adjustment...................
                                 ---------  -----------  ---------  -----------  -----------  -----------       -------
Balance at December 31, 1995...     80,100         801      --          --            7,807       20,727           (770)
Net Income.....................                                                                   37,659
Proceeds from public
  offering.....................     11,609         116                              193,020
Shares issued for All-Star
  acquisition..................                             11,547         115
Shares issued for acquisition
  of minority interests........      1,709          17                               35,167
Conversion of redeemable
  warrants.....................      2,555          26                               14,974
Celebrity restricted stock
  options and awards...........                                                       1,727
Employee restricted stock
  awards.......................                                                                                     245
Currency translation
  adjustment...................
                                 ---------  -----------  ---------  -----------  -----------  -----------       -------
Balance at December 29, 1996...     95,973         960      11,547         115      252,695       58,386           (525)
Net Income.....................                                                                    8,258
Celebrity restricted stock
  options and awards...........                                218           3        5,959                      (3,800)
Proceeds from sale of stock....      1,087          11                               19,555
Exercise of stock options......        108           1                                1,163
Employee restricted stock
  awards.......................                                                                                     200
Retirement of employee
  restricted stock.............        (40)
Currency translation
  adjustment...................
                                 ---------  -----------  ---------  -----------  -----------  -----------       -------
Balance at December 28, 1997...     97,128   $     972      11,765   $     118    $ 279,372    $  66,644      ($  4,125)
                                 ---------  -----------  ---------  -----------  -----------  -----------       -------
                                 ---------  -----------  ---------  -----------  -----------  -----------       -------


                                  CUMMULATIVE       TOTAL
                                  TRANSLATION   STOCKHOLDERS'
                                  ADJUSTMENT        EQUTY
                                 -------------  -------------
Balance at January 1, 1995.....    $      81      $   7,459
Net Income.....................                      20,727
Celebrity restricted stock
  options......................                         140
Employee restricted stock
  awards.......................                         320
Currency translation
  adjustment...................         (501)          (501)
                                 -------------  -------------
Balance at December 31, 1995...         (420)        28,145
Net Income.....................                      37,659
Proceeds from public
  offering.....................                     193,136
Shares issued for All-Star
  acquisition..................                         115
Shares issued for acquisition
  of minority interests........                      35,184
Conversion of redeemable
  warrants.....................                      15,000
Celebrity restricted stock
  options and awards...........                       1,727
Employee restricted stock
  awards.......................                         245
Currency translation
  adjustment...................          920            920
                                 -------------  -------------
Balance at December 29, 1996...          500        312,131
Net Income.....................                       8,258
Celebrity restricted stock
  options and awards...........                       2,162
Proceeds from sale of stock....                      19,566
Exercise of stock options......                       1,164
Employee restricted stock
  awards.......................                         200
Retirement of employee
  restricted stock.............
Currency translation
  adjustment...................       (4,940)        (4,940)
                                 -------------  -------------
Balance at December 28, 1997...    ($  4,440)     $ 338,541
                                 -------------  -------------
                                 -------------  -------------

   The accompanying notes are an integral part of these financial statements.

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                                                  FISCAL      FISCAL      FISCAL
                                                                                   1995        1996        1997
                                                                                ----------  ----------  ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income from operations...................................................  $   20,727  $   48,080  $    8,258
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation..............................................................       7,727      11,620      18,173
    Amortization..............................................................      14,455      15,676      20,652
    Impairment of long-lived assets...........................................      --          --          48,699
    Amortization of discount on senior subordinated notes, debt issue costs
      and line of credit costs................................................       1,563       1,167      --
    Amortization of celebrity restricted stock options and awards.............         140       1,268       2,864
    Gain on sale of subsidiary interests......................................        (611)     --          --
    Minority interests........................................................       3,728       1,037      --
    Equity in income of unconsolidated affiliates.............................        (848)     (4,308)     (6,900)
    Changes in assets and liabilities:
      Accounts receivable.....................................................      (2,599)    (15,604)     (4,959)
      Inventories.............................................................       2,245      (7,747)    (22,008)
      Prepaid expenses and other assets.......................................      (1,188)     (1,778)     (3,604)
      Preopening costs........................................................     (15,498)    (13,916)    (18,782)
      Deferred income taxes...................................................     (10,706)      5,711     (10,125)
      Accounts payable and accrued expenses...................................       8,924       3,230       4,780
      Deferred rentals........................................................       3,441       3,827         469
      Deferred credits........................................................       2,000         100      (1,950)
      Other, net..............................................................        (130)        467         199
                                                                                ----------  ----------  ----------
      Net cash provided by operating activities...............................      33,370      48,830      35,766
                                                                                ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.........................................     (80,291)    (81,675)   (124,526)
  Proceeds from sale of subsidiary interest...................................         900      --          --
  Proceeds from sale of transportation equipment..............................       6,450       7,936      --
  Purchase of restaurant from franchisee......................................      --          --          (8,083)
  Purchase of minority interest...............................................        (250)     --          --
  Investment in affiliated entities...........................................      (2,408)       (131)    (22,721)
  Other.......................................................................      --          --          (1,115)
                                                                                ----------  ----------  ----------
      Net cash used in investing activities...................................     (75,599)    (73,870)   (156,445)
                                                                                ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Change in restricted cash and investments...................................       3,064         610      --
  Proceeds from issuance of senior subordinated notes.........................      60,000      --          --
  Distributions to minority interests.........................................      (3,209)       (271)     --
  Proceeds from issuance of common stock......................................      --         196,581      19,137
  Proceeds from exercise of options...........................................      --          --             891
  Proceeds from issuance of notes payable.....................................       6,350       3,360      63,028
  Proceeds from notes and advances from stockholders..........................      29,583      --          --
  IPO costs and financing costs capitalized...................................      --          (3,445)     --
  Deferred financing costs....................................................      (3,750)       (698)     (1,020)
  Repayment of stockholder notes payable......................................     (25,194)    (70,750)     --
  Repayment of notes payable..................................................     (14,716)    (65,439)       (883)
                                                                                ----------  ----------  ----------
      Net cash provided by financing activities...............................      52,128      59,948      81,153
                                                                                ----------  ----------  ----------
EFFECT OF EXCHANGE RATE CHANGES ON CASH.......................................      --          --          (1,216)
                                                                                ----------  ----------  ----------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS..........................       9,899      34,908     (40,742)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD..............................       5,024      14,923      49,831
                                                                                ----------  ----------  ----------
CASH AND CASH EQUIVALENTS AT END OF PERIOD....................................  $   14,923  $   49,831  $    9,089
                                                                                ----------  ----------  ----------
                                                                                ----------  ----------  ----------

   The accompanying notes are an integral part of these financial statements.

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

    The consolidated financial statements include the accounts of Planet Hollywood International, Inc. ("PHII") and its wholly and majority owned subsidiaries (collectively, the "Company"). All material intercompany transactions and accounts have been eliminated in consolidation. The Company has interests in various entities which are not majority owned or controlled. The Company uses the equity method to account for these interests.

    The Company's fiscal year is the 52 or 53 weeks ending the Sunday closest to December 31. The fiscal years ended December 31, 1995, December 29, 1996 and December 28, 1997 are herein referred to as "fiscal 1995", "fiscal 1996" and "fiscal 1997", respectively. All years presented herein are 52 week years.

DESCRIPTION OF BUSINESS

    The Company's primary business is to create and develop consumer brands. To date, the Company has promoted its brands primarily through the operation of distinctive entertainment-oriented theme restaurants and their associated merchandise sales. The Company currently operates under the PLANET HOLLYWOOD and OFFICIAL ALL STAR CAFE brands. Direct revenues in the accompanying financial statements include sales of food, beverage and merchandise.

CASH AND CASH EQUIVALENTS

    Cash and cash equivalents are defined as highly liquid investments with original maturities of three months or less and consist of amounts held as bank deposits and certificates of deposit.

INVENTORIES

    Inventories, consisting primarily of merchandise, are valued at the lower of cost (determined by the first-in, first-out method) or market.

PREOPENING COSTS

    The Company capitalizes costs relating to opening of units and amortizes such costs over the twelve months following the opening date of the unit.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost, less accumulated depreciation. Depreciation is provided for by using the straight-line method over the following useful lives:

                                                                                                                YEARS
                                                                                                                -----
Furniture and equipment....................................................................................        5-10
Memorabilia................................................................................................          20
Leasehold improvements.....................................................................................        5-40

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) Expenditures for additions and improvements which extend the life of the assets are capitalized. Expenditures for normal repairs and maintenance are charged to expense as incurred. Depreciation of memorabilia commences when it is placed in service upon its installation at a unit location.

GOODWILL

    The excess of purchase price over the fair value of assets acquired is amortized on a straight-line basis over 20 years. Accumulated amortization of goodwill at December 29, 1996 and December 28, 1997 was $1,028 and $2,393, respectively.

DEBT ISSUANCE COSTS

    Costs related to the issuance of debt are capitalized and amortized to interest expense using the effective interest method over the term of the related debt.

MINORITY INTERESTS

    Minority interests represent third parties' equity in the earnings or losses in the entities which are majority owned by the Company.

FOOD, BEVERAGE AND MERCHANDISE REVENUES

    Food, beverage and merchandise revenues are recognized as the products are sold to customers.

FRANCHISE AND ROYALTY REVENUES

    Revenues from the sale of franchises are deferred until the Company fulfills its obligations under the franchise agreement, which is generally upon the opening of a franchise restaurant or merchandise shop. The franchise agreements provide for continuing royalty fees based on a percentage of gross receipts.

ADVERTISING AND PROMOTIONAL COSTS

    All costs associated with advertising and promoting the Company's brands are expensed in the period incurred. Advertising expense for fiscal 1995, 1996 and 1997 totaled $2,103, $2,753 and $6,309, respectively.

INCOME TAXES

    Deferred taxes are provided for the tax effects of the differences between the carrying value of assets and liabilities for tax and financial reporting purposes. These differences relate primarily to differences in depreciable lives and amortization periods for property and equipment and preopening costs, deferred rentals, the timing of franchise revenue recognition, net operating losses, certain accrued expenses and reserves. Deferred tax assets and liabilities represent the future tax consequence of those differences.

    No provision is made for United States income taxes applicable to undistributed earnings of foreign subsidiaries or affiliates that are indefinitely reinvested in the foreign operations.

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) FOREIGN CURRENCY TRANSLATION

    Assets and liabilities of foreign operations are translated into United States dollars at the year-end rate of exchange. Revenue and expense accounts are translated at the average rate of exchange. Resulting translation adjustments are included in the caption "Cumulative currency translation adjustment" as a separate component of stockholders' equity. Gains and losses from foreign currency transactions which are included in the consolidated statements of operations were not material.

STOCK-BASED COMPENSATION

    The Company accounts for compensation costs related to employee stock options and other forms of employee stock-based compensation plans in accordance with the requirements of Accounting Principles Board Opinion 25 ("APB 25"). APB 25 requires compensation costs for stock-based compensation plans to be recognized based on the difference, if any, between the fair market value of the stock on the date of grant and the option exercise price. In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). SFAS 123 established a fair value-based method of accounting for compensation costs related to stock options and other forms of stock-based compensation plans. However, SFAS 123 allows an entity to continue to measure compensation costs using the principles of APB 25 if certain pro forma disclosures are made. The Company adopted the provisions for pro forma disclosure requirements of SFAS 123.

    Options granted to celebrities and other non-employees are recorded at their estimated fair value at the date of grant and the expense is recognized over the periods benefitted, generally 5 years.

EARNINGS PER SHARE

    The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" in the fourth quarter of 1997. As a result of this adoption, the Company has restated all periods presented in these financial statements to reflect "basic" and "diluted" earnings per share. Basic earnings per share is computed by dividing net income by the weighted average number of common shares outstanding for the period. Diluted earnings per share is computed by dividing net income by the weighted average number of common shares outstanding plus common stock equivalents related to stock options for each period.

    A reconciliation of weighted average number of common shares to weighted average number of common shares plus common stock equivalents is as follows:

                                                                                      1995       1996       1997
                                                                                    ---------  ---------  ---------
Weighted average number of common shares..........................................     80,000    100,741    108,465
Stock options and awards..........................................................        399      1,849      1,340
Warrants..........................................................................      1,834     --         --
                                                                                    ---------  ---------  ---------
Weighted average number of common shares plus common stock equivalents............     82,233    102,590    109,805
                                                                                    ---------  ---------  ---------
                                                                                    ---------  ---------  ---------

    Options to purchase 3 million shares of common stock were not included in the computation of diluted earnings per common share in fiscal 1997 because the option exercise price was greater than the average market price of the common stock.

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

1. NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) LEASES

    The Company has various noncancelable operating and capital lease agreements, primarily unit sites. Unit leases are established using a base amount and/or a percentage of sales. Certain of these leases provide for escalating lease payments over the terms of the leases. For financial statement purposes, the total amount of base rentals over the terms of the leases is charged to expense on the straight-line method over the lease terms. Rental expense in excess of lease payments is recorded as a deferred rental liability.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The carrying value of cash, cash equivalents, receivables and accounts payable approximate the fair value because of the short maturity of these instruments. The carrying value of notes payable approximate fair value as interest rates vary with market interest rates.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Estimates are used in the determination of allowances for doubtful accounts, impairment of long-lived assets, depreciation and amortization, and taxes, among others. Actual results could differ from those estimates.

RECLASSIFICATIONS

    Certain reclassifications have been made in the prior years' consolidated financial statements to conform with the fiscal 1997 presentation.

2. IMPAIRMENT OF LONG LIVED ASSETS

    Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121"), was implemented by the Company in fiscal 1996. SFAS 121 states that if the carrying value of an asset, including associated intangibles, exceeds the sum of estimated undiscounted cash flows from the operation of the asset, an impairment loss should be recognized for the difference between the asset's estimated fair value and carrying value.

    As a result of operating losses incurred in fiscal 1997 and projected to continue at certain restaurant units, the Company recorded a non-cash impairment charge of $48.7 million related to a write-down of long-lived assets relating to these non-performing domestic and foreign restaurant units. The Company considers continued and projected operating losses or significant and long-term changes in market conditions to be its primary indicators of potential impairment. An impairment was recognized as the future undiscounted cash flows for these units were estimated to be insufficient to recover the related carrying value of the long-lived assets relating to the units. As a result, the carrying values of these assets were written down to their estimated fair values, based on the Company's estimates of future discounted cash flows.

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. ACQUISITIONS AND DIVESTITURES

    In August 1995, the Company entered into an agreement whereby the Company purchased a 57.9% interest in All Star Cafe, Inc. ("All Star") for $567 from the Company's President, who is a stockholder of All Star, and the All Star Cafe Trust (the "Trust"), a trust established for the benefit of the President's children (collectively the "Sellers").

    The acquisition of the 57.9% interest in All Star was accounted for using the purchase method of accounting and the purchase price was allocated to the assets acquired and the liabilities assumed based on their fair values at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired of $738 was recorded as goodwill.

    In February 1996, the Company entered into an agreement to acquire the remaining minority interests in All Star. Under the terms of the agreement, the Company issued 11,545,706 shares of Class B non-voting stock in exchange for all of the minority interests in All Star. Due to the high degree of common control between the Company and All Star and the lack of an exchange of monetary consideration, the acquisition was accounted for as a reorganization of entities under common control. Accordingly, the bases of All Star's assets and liabilities are carried at historical cost.

    The following unaudited pro forma information has been prepared assuming that the acquisition of All Star took place at the beginning of fiscal 1995. The unaudited pro forma financial information does not purport to be indicative of the results of operations had the transaction been effected at the beginning of fiscal 1995, nor to project results for any future period:

                                                                                                        FISCAL 1995
                                                                                                        -----------
Revenues..............................................................................................   $ 270,606
Net income............................................................................................      19,374
Basic earnings per share--net income..................................................................         .21
Diluted earnings per share--net income................................................................         .21

    During 1996, the Company acquired the remaining minority interests in PH London and the minority interests in the Company's subsidiaries that operate Planet Hollywood units in Maui, Washington D.C. and New York. These acquisitions were accounted for using the purchase method of accounting and the purchase price was allocated to the assets purchased and the liabilities assumed based on their fair values at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired was $23,090 and has been recorded as goodwill which is being amortized on a straight line basis over twenty years.

    The results of operations for All Star, PH London and the minority interests in Maui, Washington D.C. and New York after their respective acquisition dates are included in the consolidated statement of operations.

    The following unaudited pro forma information has been prepared assuming that the acquisitions of the minority interests took place at the beginning of fiscal 1995 and 1996, respectively. The unaudited pro forma financial information does not purport to be indicative of the results of operations had the

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

3. ACQUISITIONS AND DIVESTITURES (CONTINUED) transaction been effected at the beginning of fiscal 1995 and 1996, nor to project results for any future period:

                                                                                           FISCAL 1995  FISCAL 1996
                                                                                           -----------  -----------
Revenues.................................................................................   $ 270,606    $ 373,364
Income before extraordinary item.........................................................      22,671       48,500
Net income...............................................................................      22,671       38,079
Basic earnings per share before extraordinary item.......................................         .28          .48
Basic earnings per share--net income.....................................................         .28          .38
Diluted earnings per share before extraordinary item.....................................         .27          .47
Diluted earnings per share--net income...................................................         .27          .37

    In January 1997, the Company acquired the net assets of a domestic franchise unit for $8,000. The acquisition was accounted for using the purchase method of accounting and the purchase price was allocated to the assets purchased and liabilities assumed based on their fair values at the date of acquisition. The excess of the purchase price over the fair value of the net assets acquired, $5,835, was recorded as goodwill and is being amortized on a straight-line basis over twenty years.

    In December 1994, the Company purchased the PLANET HOLLYWOOD Cancun unit from a former franchisee (see Note 5) for $5,600. The purchase was funded by a $4,600 bank loan. In July 1995, the Cancun unit was sold to an affiliated company, ECE, S.A. de C.V. ("ECE") for net book value ($1,000) and the assumption of the related bank loan (see Note 9).

    During 1995, the Company sold minority interests in a limited partnership that operated one of its units. The gain on the sale is included in the caption "Gain on sale of subsidiary interests" in the accompanying financial statements.

4. PROPERTY AND EQUIPMENT

    The components of property and equipment are as follows:

                                                                                       DECEMBER 29,  DECEMBER 28,
                                                                                           1996          1997
                                                                                       ------------  ------------
Leasehold improvements...............................................................   $  181,107    $  211,030
Furniture and equipment..............................................................       50,855        63,396
Memorabilia..........................................................................       26,244        33,274
Land.................................................................................       --             5,051
Capital lease facility...............................................................        3,900         3,900
Construction in progress.............................................................       11,854        43,965
                                                                                       ------------  ------------
                                                                                           273,960       360,616
Less--accumulated depreciation.......................................................      (23,852)      (37,667)
                                                                                       ------------  ------------
                                                                                        $  250,108    $  322,949
                                                                                       ------------  ------------
                                                                                       ------------  ------------

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. INVESTMENT IN UNCONSOLIDATED AFFILIATES

    The Company's investments in affiliated companies which are not majority owned or controlled are accounted for using the equity method.

    In January 1995, the Company obtained a 50% equity interest in PH Asia, which operates and franchises PLANET HOLLYWOOD and OFFICIAL ALL STAR units in the Pacific Rim. The remaining interest in PH Asia is owned by an entity controlled by a company in which a director of the Company is a major stockholder.

    In July 1995, the Company acquired a 20% equity interest in ECE for $5,000. ECE operates themed restaurant/retail units in Mexico (see Notes 3 and 9). At the acquisition date, the Company's share of the underlying net assets of ECE exceeded the investment by $2,900. The excess is being amortized over 20 years. A director of the Company is also a principal stockholder of ECE. In January 1997, ECE issued 21,587,145 shares of common stock in an initial public offering in Mexico. The Company purchased 4,317,429 shares for $6,050 in order to retain its 20% equity interest in ECE.

    In September 1997, the Company entered into a venture to remodel and renovate the Hotel Pennsylvania in New York City. During 1997, the Company advanced the venture $9.6 million and estimates that total funding requirements for its 20% equity investment in the venture will be $20 million. The renovated hotel will be branded the OFFICIAL ALL STAR HOTEL, and the Company will receive royalties for the use of its OFFICIAL ALL STAR HOTEL trademark.

    In December 1997, the Company entered into a venture to construct a 50-story, 560-room movie-themed hotel in New York City. During 1997, the Company contributed $5.0 million to the venture and estimates that its total funding requirements for its 20% equity investment in the venture will be $7.0 million. In addition to participation in the hotel's profits through its equity interest in the venture, the Company will receive a license fee for the use of the Planet Hollywood name and logo. A PLANET HOLLYWOOD restaurant will be constructed in the lobby of the hotel. The Company has entered into a $35 million LIBOR-based leveraged lease for this facility. The lease has a base term of three years and can be extended up to 21 years.

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

5. INVESTMENT IN UNCONSOLIDATED AFFILIATES (CONTINUED)
    Condensed financial information for affiliated companies accounted for by the equity method is as follows:

                                                                     1996                              1997
                                                        -------------------------------  ---------------------------------
BALANCE SHEET DATA:                                      PH ASIA     OTHER      TOTAL     PH ASIA     OTHER       TOTAL
------------------------------------------------------  ---------  ---------  ---------  ---------  ----------  ----------
  Current assets......................................  $  15,537  $  13,884  $  29,421  $  17,370  $  206,142  $  223,512
  Non-current assets..................................     24,363     32,427     56,790     24,578      89,767     114,345
                                                        ---------  ---------  ---------  ---------  ----------  ----------
  Total assets........................................  $  39,900  $  46,311  $  86,211  $  41,948  $  295,909  $  337,857
                                                        ---------  ---------  ---------  ---------  ----------  ----------
                                                        ---------  ---------  ---------  ---------  ----------  ----------
  Current liabilities.................................  $   7,081  $  27,968  $  35,049  $   9,255  $   13,300  $   22,555
  Other liabilities...................................     31,349        319     31,668     25,219     139,804     165,023
  Stockholders' equity................................      1,470     18,024     19,494      7,474     142,805     150,279
                                                        ---------  ---------  ---------  ---------  ----------  ----------
  Total liabilities and stockholders' equity..........  $  39,900  $  46,311  $  86,211  $  41,948  $  295,909  $  337,857
                                                        ---------  ---------  ---------  ---------  ----------  ----------
                                                        ---------  ---------  ---------  ---------  ----------  ----------

                                          1995                             1996                              1997
                             -------------------------------  -------------------------------  --------------------------------
OPERATING DATA:               PH ASIA     OTHER      TOTAL     PH ASIA     OTHER      TOTAL     PH ASIA     OTHER      TOTAL
---------------------------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ---------  ----------
  Revenues.................  $  14,771  $  17,330  $  32,101  $  27,993  $  55,126  $  83,119  $  43,332  $  72,606  $  115,938
  Operating income.........        414      8,537      8,951      3,073     19,194     22,267      7,073     25,893      32,966
  Net income...............        550      2,181      2,731      2,530      6,818      9,348      6,196     15,296      21,492
  Company's interest in net
    income.................        100        748        848      1,200      3,108      4,308      3,250      3,650       6,900

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

6. ACCRUED EXPENSES

    Accrued expenses are summarized as follows:

                                                                                       DECEMBER 29,  DECEMBER 28,
                                                                                           1996          1997
                                                                                       ------------  ------------
Accrued taxes........................................................................   $    4,658    $    1,820
Accrued rent.........................................................................          878         3,318
Accrued payroll and related benefits.................................................        3,304         3,776
Other................................................................................        2,068         6,301
                                                                                       ------------  ------------
                                                                                        $   10,908    $   15,215
                                                                                       ------------  ------------
                                                                                       ------------  ------------

7. NOTES PAYABLE

    Notes payable are summarized as follows:

                                                                                      DECEMBER 29,   DECEMBER 28,
                                                                                          1996           1997
                                                                                      -------------  ------------
Revolving line of credit............................................................    $  --         $   42,000
Term loan...........................................................................       --             20,000
Capital lease payable...............................................................        3,897          3,872
Other notes payable.................................................................        4,378          5,883
                                                                                           ------    ------------
                                                                                            8,275         71,755
Less current portion................................................................         (746)        (1,264)
                                                                                           ------    ------------
                                                                                        $   7,529     $   70,491
                                                                                           ------    ------------
                                                                                           ------    ------------

    In August 1995, the Company issued $60,000 10% Senior Subordinated Notes (the "1995 Notes") due in 2000 with warrants to purchase Class A common stock (see Note 8). In connection with the 1996 initial public offering of stock, the Company repaid the 1995 Notes from a portion of the offering's proceeds. The Company incurred a one-time extraordinary charge of $10.4 million, net of $5.9 million in taxes, as a result of the early extinguishment of the 1995 Notes.

    In September 1997, the Company replaced its existing $50 million credit facility with a multi-currency, long-term credit facility with a consortium of financial institutions. This facility consists of a $100 million revolving credit facility and a $20 million term loan facility. The credit agreement carries a commitment fee of .25% on the unused amount of the revolving credit portion. Interest rates are variable, with either prime or LIBOR indexes. At December 28, 1997, the Company's weighted average rate on outstanding borrowings under the facility was 6.96%. The revolving credit facility matures in September 2000, while the term loan facility matures in 1999. During 1997, the Company drew $42 million under the revolving credit facility. The credit facility also provides for the Company to have up to $10 million in letters of credit. At December 28, 1997, the Company had outstanding letters of credit totaling $5.8 million.

    Under the terms of the credit facility, the Company is required to meet certain minimum quarterly net worth, interest coverage and various other financial ratios. At December 28, 1997, the Company was in violation of one of the financial covenants. In March 1998, the lenders modified the covenant and the Company was in compliance with the revised covenants at December 28, 1997.

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

7. NOTES PAYABLE (CONTINUED)
    In fiscal 1996, notes due to stockholders totaling $70,750 were repaid from the proceeds of the initial public offering of stock.

    During fiscal 1995, the principal stockholders or their affiliates advanced or guaranteed various loans and credit facilities to the Company totaling $21,600. These borrowings were repaid with proceeds of the 1995 Notes. During fiscal 1995 and 1996, approximately $7,705 and $2,202, respectively, was charged to interest expense under these loans.

    During fiscal 1995, 1996 and 1997, approximately $12,661, $6,093 and $2,555, respectively, was charged to interest expense and approximately $834, $1,098 and $2,555 in fiscal 1995, 1996 and 1997, respectively, of interest was capitalized.

    Aggregate principal amounts maturing in each of the five fiscal years subsequent to fiscal 1997 and thereafter are summarized as follows:

FISCAL
-------------------------------------------------------------------------------------------------------
1998...................................................................................................  $   1,264
1999...................................................................................................     20,486
2000...................................................................................................     42,490
2001...................................................................................................        530
2002...................................................................................................        575
Thereafter.............................................................................................      6,410
                                                                                                         ---------
                                                                                                         $  71,755

8. STOCKHOLDERS' EQUITY AND REDEEMABLE WARRANTS

STOCKHOLDERS' EQUITY

    On January 1, 1995, the Company issued 1,333,333 shares of Class A common stock to certain employees, including 466,666 shares issued under a participation agreement with an employee dated January 1, 1994. The shares are restricted and cannot be transferred or sold unless the Company waives its right of first refusal to purchase any shares. The shares are subject to forfeiture by the employee in the event the employee is no longer employed by the Company. The forfeiture restriction lapses generally over a five year period. The shares were valued at their estimated market value totaling $1,100. Compensation expense is recognized over the vesting period. Deferred compensation expense has been reflected as a reduction of stockholders' equity.

    In April 1996, the Company completed an initial public offering of 12,406,452 shares of common stock at an offering price of $18.00 per share, including 1,618,233 shares from the exercise of the Underwriters' over allotment option. The Company received net proceeds of approximately $193.1 million.

    In April 1997, the Company issued 1,087,000 shares of Class A Common Stock to an investor in conjunction with the consummation of a franchise agreement with the investor. Approximately $19.6 million was received for the shares issued (Note 9).

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. STOCKHOLDERS' EQUITY AND REDEEMABLE WARRANTS (CONTINUED)
    In January 1997, the Company issued 218,438 shares of restricted Class B Common Stock to certain celebrities. The restrictions lapse over a period of years, generally three to four years. The shares were valued at their estimated market value totaling $4.0 million. Compensation expense is recognized ratably over the period benefitted. Deferred compensation expense has been reflected as a reduction of stockholders equity.

REDEEMABLE WARRANTS

    In connection with the issuance of the 1995 Notes (see Note 7), the Company issued warrants to purchase up to 5,112,765 shares of common stock at an exercise price of $0.01 per share. The proceeds of the offering were allocated between the 1995 Notes and warrants based upon their fair values at the date of issuance. The number of shares which may be purchased upon exercise of the warrants were subject to increase or decrease by up to 50% based upon the total rate of return to the holders upon repayment of the 1995 Notes, including the fair value of the warrants at the date they become exercisable or are deemed exercised. The warrants became exercisable upon the repayment of the 1995 Notes. The number of warrants which may be exercised were reduced by 50% to 2,556,383 based upon the total rate of return to the holders at the date of repayment of the 1995 Notes. In connection with the initial public offering of stock in fiscal 1996, warrants to purchase 788,219 shares were exercised. In 1996, the Company registered the shares issued upon the exercise of the remaining warrants.

STOCK OPTIONS

    During 1995, the Board of Directors adopted the 1995 Stock Option Award and Incentive Plan ("1995 Stock Plan"). The 1995 Stock Plan calls for up to 4,000,000 shares of Class A common stock to be available for issuance upon the exercise of options and stock appreciation rights. In October 1996, the 1995 Stock Plan was amended to provide for 5,000,000 shares of Class A common stock to be available. In May 1997, the 1995 Stock Plan was amended to provide for 6,000,000 shares of Class A common stock to be available. Under the 1995 Stock Plan, options and/or stock appreciation rights may be granted to officers and employees of the Company, and certain of the Company's independent contractors, to purchase Class A common stock. During fiscal 1995, 1996 and 1997, options to purchase 1,130,733, 3,051,161 and 839,800 shares, respectively, of Class A common stock were granted under the 1995 Stock Plan at the estimated fair market value at the date of grant. These options vest and are exercisable over a period of four years and expire five years from the date of grant.

    During 1995, the Board of Directors adopted the 1995 Celebrity Stock Option Award and Incentive Plan ("1995 Celebrity Plan"). The 1995 Celebrity Plan calls for up to 4,000,000 shares of the Class A common stock to be available for issuance upon the exercise of options and stock appreciation rights. In October 1996, the 1995 Celebrity Plan was amended to provide for 6,000,000 shares of Class A Common Stock to be available. During fiscal 1995, 1996, and 1997, options to purchase 2,250,000, 1,895,000, and 180,000 shares, respectively, of Class A common stock were granted under the 1995 Celebrity Plan at the estimated fair market value at the date of grant. These options vest and are exercisable over a period of

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. STOCKHOLDERS' EQUITY AND REDEEMABLE WARRANTS (CONTINUED) four years and expire five years from the date of grant. During fiscal 1995, 1996, and 1997, approximately $140, $1,268, and $2,081, respectively, was charged to expense relating to the grants.

                                                                  STOCK PLAN                 CELEBRITY PLAN
                                                           -------------------------  ----------------------------
                                                             NUMBER    WEIGHTED AVG.    NUMBER      WEIGHTED AVG.
                                                           OF SHARES   OPTION PRICE    OF SHARES    OPTION PRICE
                                                           ----------  -------------  -----------  ---------------
Granted during 1995 and outstanding at December 31,
  1995,..................................................   1,130,733   $      7.88     2,250,000     $    7.88
Exercisable at December 31, 1995,........................      --                         --
Available for grant at December 31, 1995.................   2,869,267                   1,750,000

Granted during 1996......................................   3,051,161         18.70     1,895,000         17.65
Canceled.................................................    (440,579)        11.08       (50,000)         7.88
Outstanding at December 29, 1996,........................   3,741,315         16.34     4,095,000         12.40
Exercisable at December 29, 1996,........................      --                         --
Available for grant at December 29, 1996.................   1,258,685                   1,905,000

Granted during 1997......................................     839,800         18.11       180,000         16.28
Canceled.................................................    (649,343)        17.00      (796,334)        17.64
Exercised................................................     (77,297)         8.40       (30,666)         7.88
Outstanding at December 28, 1997,........................   3,854,475         16.76     3,448,000         10.55
Exercisable at December 28, 1997,........................     237,801                   1,082,655
Available for grant at December 28, 1997.................   2,068,228                   2,552,000

    The following tables summarize the stock options outstanding at December 28, 1997:

   EMPLOYEES:                                           WEIGHTED
    RANGE OF           NUMBER        WEIGHTED-AVERAGE    AVERAGE
    EXERCISE       OUTSTANDING AT       REMAINING       EXERCISE
     PRICES       DECEMBER 28, 1997  CONTRACTUAL LIFE     PRICE
----------------  -----------------  ----------------  -----------
 $         7.88          662,289           3 Years      $    7.88
   14.00--18.63          873,086           4 Years          17.03
          19.00        2,095,100           4 Years          19.00
   20.00--21.63          224,000           4 Years          21.05

  CELEBRITIES:                                          WEIGHTED
    RANGE OF           NUMBER        WEIGHTED-AVERAGE    AVERAGE
    EXERCISE       OUTSTANDING AT       REMAINING       EXERCISE
     PRICES       DECEMBER 28, 1997  CONTRACTUAL LIFE     PRICE
----------------  -----------------  ----------------  -----------
 $         7.88        2,169,334           3 Years      $    7.88
   14.00--15.00        1,138,666           3 Years          14.42
   19.00--24.00          140,000           4 Years          20.50

    The Company has adopted the disclosure-only provisions of SFAS 123. Accordingly, no compensation expense has been recognized for the 1995 Stock Plan. Had compensation cost for the 1995 Stock Plan been determined based on the fair value at the date of grant for awards in 1995 and 1996 consistent with the

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

8. STOCKHOLDERS' EQUITY AND REDEEMABLE WARRANTS (CONTINUED) provisions of SFAS 123, the Company's net income and earnings per share would approximate the following pro forma amounts:

                                                                                    FISCAL     FISCAL     FISCAL
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------
Net income--as reported..........................................................  $  20,727  $  37,659  $   8,258
Net income--pro forma............................................................     20,723     36,987      4,852
Basic earnings per share--as reported............................................        .26        .37        .08
Basic earnings per share--pro forma..............................................        .26        .37        .04
Diluted earnings per share--as reported..........................................        .25        .37        .08
Diluted earnings per share--pro forma............................................        .25        .36        .04

    The fair value of each option is estimated on the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions for grants in 1995, 1996 and 1997: no dividend yield for all three years; expected volatility of 33% in 1995 and 1996, 40% in 1997; risk free rates of 5.95% in 1995 and 1996, 5.70% in 1997; and expected lives of 4 years for all periods presented. The weighted-average fair value of options granted during each year was $1.63, $6.83, and $6.32 for fiscal 1995, 1996 and 1997, respectively.

9. FRANCHISE REVENUES

    The Company has an agreement with PH Asia, whereby PH Asia was granted the right to license the PLANET HOLLYWOOD name and rights within a number of countries, primarily in the Pacific Rim. In 1996, PH Asia opened or franchised four units, and the Company received the initial franchise fee revenue for three of the units. In 1997, PH Asia opened or franchised eight units, and the Company received the initial franchise fee revenue for five of the units.

    During 1995, the Company entered into a franchise agreement with ECE, an affiliated company (see Note 5), which allows ECE to develop and operate up to five PLANET HOLLYWOOD units and up to ten OFFICIAL ALL STAR CAFE units in Mexico. Upon Company approval, ECE may open an additional five PLANET HOLLYWOOD units. In 1996, ECE opened 5 units. No units were opened in 1997. ECE pays continuing royalty fees as defined in the agreement.

    In December 1995, the Company terminated the site franchise agreement of an existing franchisee and purchased the franchise rights to four undeveloped locations. The Company assumed certain liabilities and lease obligations relating to the four undeveloped locations. In consideration for the franchise rights, the Company will pay the seller an amount equal to a multiple of each unit's first year profits less the costs to develop and open the site, as defined. The franchisee forfeited the nonrefundable initial franchise fees of $2,000 each for four sites. Unearned franchise fees are included in deferred credits and any consideration paid for the sites will be offset against each site's related unearned franchise fee. In fiscal 1997, the Company recognized the deferred credit for two of the sites.

    In March 1997, the Company entered into a franchise agreement which provides for the development of up to 34 Planet Hollywood restaurant-merchandise units in 23 countries throughout the Middle East and Europe. The franchise agreement provided for and the investor made a payment to the Company of $8.0 million for six sites. Additional franchise fees may be payable to the Company under the terms of the

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

9. FRANCHISE REVENUES (CONTINUED)
franchise agreement for the additional sites. In connection with the agreement, the investor purchased 1% of the Company's total common stock outstanding directly from the Company for approximately $19.6 million.

    The number of franchised units opened in fiscal 1995, 1996 and 1997 were 6, 21 and 34, respectively.

10. INCOME TAXES

    The sources of income before income taxes are presented as follows:

                                                                                  FISCAL     FISCAL      FISCAL
                                                                                   1995       1996        1997
                                                                                 ---------  ---------  ----------
United States..................................................................  $  18,977  $  47,370  $   15,529
Foreign........................................................................      2,625     28,346      (2,317)
                                                                                 ---------  ---------  ----------
Income before taxes............................................................  $  21,602  $  75,716  $   13,212
                                                                                 ---------  ---------  ----------
                                                                                 ---------  ---------  ----------

    The income tax provision (benefit) consists of the following:

                                                                                   FISCAL     FISCAL      FISCAL
                                                                                    1995       1996        1997
                                                                                 ----------  ---------  ----------
Current:
  Federal......................................................................  $    5,949  $  12,616  $    9,927
  State and local..............................................................       1,857      1,472       1,777
  Foreign......................................................................       1,592      3,168       3,375
                                                                                 ----------  ---------  ----------
                                                                                      9,398     17,256      15,079
                                                                                 ----------  ---------  ----------
Deferred:
  Federal......................................................................      (7,586)     2,941      (7,499)
  State and local..............................................................        (937)     1,448        (337)
  Foreign......................................................................      --         --          (2,289)
                                                                                 ----------  ---------  ----------
                                                                                     (8,523)     4,389     (10,125)
                                                                                 ----------  ---------  ----------
                                                                                 $      875  $  21,645  $    4,954
                                                                                 ----------  ---------  ----------
                                                                                 ----------  ---------  ----------

    In 1997, the Company recognized $783 of benefits for deductions from the exercise of employee stock options and the vesting of certain celebrity restricted stock awards. The benefits were recorded directly to capital in excess of par value and are not reflected in the provision for income taxes.

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. INCOME TAXES (CONTINUED)
    Income tax expense included in the financial statements is as follows:

                                                                                       FISCAL     FISCAL     FISCAL
                                                                                        1995       1996       1997
                                                                                      ---------  ---------  ---------
Continuing operations...............................................................  $     875  $  27,636  $   4,954
Extraordinary item..................................................................     --         (5,991)    --
                                                                                      ---------  ---------  ---------
                                                                                      $     875  $  21,645  $   4,954
                                                                                      ---------  ---------  ---------
                                                                                      ---------  ---------  ---------

    Deferred income taxes were recorded to reflect the tax effects of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts for income tax purposes for December 31, 1995, December 29, 1996 and December 28, 1997.

    Temporary differences and carryforwards which give rise to deferred tax assets and liabilities are as follows:

                                                                                       DECEMBER 29,  DECEMBER 28,
                                                                                           1996          1997
                                                                                       ------------  ------------
Deferred tax assets:
  Preopening costs...................................................................   $    6,483    $    4,712
  Deferred credits...................................................................        6,584         6,104
  Accrued expenses & reserves........................................................          588         5,177
  Deferred rental expense............................................................        3,977         4,157
  Net operating loss carryforwards...................................................        1,034         4,884
  Tax credit carryforwards...........................................................          269         1,047
  Other..............................................................................          410           809
                                                                                       ------------  ------------
                                                                                            19,345        26,890
  Valuation allowance................................................................       --            (1,925)
                                                                                       ------------  ------------
                                                                                            19,345        24,965
                                                                                       ------------  ------------
Deferred tax liabilities:
  Depreciation and amortization......................................................      (12,893)       (8,473)
  Deferred compensation..............................................................         (104)       --
  Other..............................................................................          (31)          (50)
                                                                                       ------------  ------------
                                                                                           (13,028)       (8,523)
                                                                                       ------------  ------------
  Net deferred tax asset.............................................................   $    6,317    $   16,442
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    The valuation allowance for the deferred tax asset as of January 1, 1995 was $8,478. The allowance was decreased in fiscal 1995 due to the taxable income generated by the Company in fiscal 1995 and the expectation of sufficient taxable income in the future to utilize the deductible temporary differences and carryforwards. A valuation allowance of $1,925 was established during fiscal 1997 for the deferred tax assets relating to foreign operations. SFAS No. 109 requires that deferred tax assets be reduced by a valuation allowance if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

10. INCOME TAXES (CONTINUED)
    Reconciliation of the federal statutory tax rate and the effective tax rate is as follows:

                                                                                             FISCAL     FISCAL     FISCAL
                                                                                              1995       1996       1997
                                                                                            ---------  ---------  ---------
Federal statutory tax rate................................................................       35.0%      35.0%      35.0%
Nondeductible expenses....................................................................        2.2        0.6        1.9
Tax benefit of foreign operations.........................................................       (1.3)      (1.8)      (1.5)
State and local income taxes, net of federal tax benefit..................................        5.7        3.2        7.1
Utilization of tax loss carry forward.....................................................       (1.4)    --         --
Valuation allowance.......................................................................      (35.4)    --         --
Tax credits...............................................................................       (2.4)      (1.2)      (6.5)
Other.....................................................................................        1.7        0.7        1.5
                                                                                            ---------  ---------  ---------
Effective tax rate........................................................................        4.1%      36.5%      37.5%
                                                                                            ---------  ---------  ---------
                                                                                            ---------  ---------  ---------

    The amount of domestic net operating loss carryforwards generated by certain subsidiaries prior to their acquisition was $4,288 with expiration dates through the fiscal year 2011. The use of pre-acquisition operating loss carryforwards is subject to limitations imposed by the Internal Revenue Code. The Company does not anticipate that these limitations will affect utilization of the carryforwards prior to their expiration.

    The amount of foreign net operating loss carryforwards at December 28, 1997 was $8,220, of which $5,674 has no expiration date and $2,546 expires between 2002 and 2007.

    Provision has not been made for United States or foreign taxes on the undistributed earnings of foreign affiliates, as those earnings are considered to be permanently invested. It is not practicable to estimate the amount of the tax on such earnings. Such earnings would become taxable upon the sale or liquidation of the investment in these foreign affiliates or upon the remittance of dividends. Upon remittance, certain foreign countries impose withholding taxes that are then available, subject to certain limitations, for use as credits against the Company's United States tax liability.

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

11. COMMITMENTS AND CONTINGENCIES

LEASES

    Future minimum lease payments under the terms of operating and capital lease agreements at December 28, 1997 are as follows:

                                                                                              OPERATING    CAPITAL
                                                                                              ----------  ---------
1998........................................................................................  $   36,915  $     400
1999........................................................................................      37,636        400
2000........................................................................................      38,003        400
2001........................................................................................      38,190        400
2002........................................................................................      38,144        400
Thereafter..................................................................................     654,512      9,400
                                                                                              ----------  ---------
  Total.....................................................................................  $  843,400     11,400
                                                                                              ----------
                                                                                              ----------
Less: amount representing interest..........................................................                 (7,523)
                                                                                                          ---------
Present value of net minimum lease payments.................................................              $   3,877
                                                                                                          ---------
                                                                                                          ---------

    Rent expense approximated $23,900, $34,540 and $44,607 for fiscal 1995, 1996 and 1997, respectively. Included in fiscal 1995, 1996 and 1997 rent expense is approximately $7,300, $8,600 and $8,620, respectively, of contingent rental payments.

OTHER

    In connection with the construction and development of future restaurants and corporate headquarters, the Company has entered into various construction contracts. As of December 28, 1997, these outstanding contract commitments totaled approximately $20,473.

    In July 1997, the Company entered into a venture with AMC Entertainment, Inc. ("AMC") to develop, own and operate "Planet Movies By AMC", an integrated moviegoing, dining and retail concept worldwide. The Company anticipates funding $30 million to the joint venture in fiscal 1998 for the purpose of developing and operating "Planet Movies By AMC" complexes throughout the world.

    In fiscal 1997, the Company and Aladdin Gaming, LLC announced their intent to form a venture to develop, own and operate a 1,000 room hotel and 50,000 square foot casino in Las Vegas, Nevada. Each partner will be required to contribute initial equity of approximately $41 million. The Company will initially contribute cash for its ownership interest and receive ongoing licensing and marketing fees.

LITIGATION

    The Company is a defendant in certain lawsuits for which counsel has been retained. In the opinion of management, the ultimate outcome of these matters will not have a material adverse effect upon the financial condition, results of operations, or cash flows of the Company.

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

12. RELATED PARTY TRANSACTIONS

    In December 1994, the Company transferred ownership of an aircraft to a company owned by two of the Company's stockholders. The transportation equipment was leased to the Company on a month-to-month basis, and the debt assumed by the stockholders was guaranteed by the Company. The results of operations for this company are included in the Company's consolidated results until June 1995, when the Company repurchased the aircraft at its book value. No gain or loss was recognized on the transactions.

    Through fiscal 1995, certain of the Company's officers and employees were employed by a service company owned by the Company's president and stockholder. The service company's expenses were allocated to the Company and other entities based upon the employees' time spent on each entity. During fiscal 1995, the Company was allocated $890. During fiscal 1996 and fiscal 1997, the Company paid officers' and employees' salaries directly.

    A company that is controlled by a director and stockholder of the Company bought the franchise rights to develop one PLANET HOLLYWOOD unit in 1995 and two units in 1997 for $5,250. The franchise fees were recognized by the Company in 1997.

    In fiscal 1997, the Company paid approximately $1 million in investment banking fees for services rendered by a firm in which a director of the Company is also a member of that firm's board of directors.

13. OTHER FINANCIAL DATA

GEOGRAPHIC SEGMENT DATA

    Condensed financial information, summarized by geographic area, is as follows:

                                                                     UNITED                  OTHER
                                                                     STATES      EUROPE    AREAS(1)   CORPORATE(2)     TOTAL
                                                                   ----------  ----------  ---------  -------------  ----------
Revenues                                                    1997   $  355,641  $  103,083  $  16,401    $  --        $  475,125
                                                            1996      305,221      67,824        319       --           373,364
                                                            1995      228,833      36,150      5,623       --           270,606

Operating income (loss)                                     1997       11,273      (6,834)       546        6,900        11,885
                                                            1996       71,282       3,972         65        4,308        79,627
                                                            1995       27,828       5,284      1,988          848        35,948

Identifiable assets                                         1997      362,363      85,411     10,392       47,393       505,559
                                                            1996      297,470      41,241      2,704       59,845       401,260
                                                            1995      185,058      34,020     --           21,107       240,185

------------------------

(1) Includes Mexico and Canada

(2) Corporate assets include cash and cash equivalents and investment in unconsolidated affiliates. Corporate operating income includes equity in earnings in unconsolidated affiliates.

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

13. OTHER FINANCIAL DATA (CONTINUED)
DIRECT REVENUES AND COST OF SALES

    Direct revenues and cost of sales are summarized as follows:

                                                                                 FISCAL      FISCAL      FISCAL
                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------
Direct revenues:
  Food and beverage..........................................................  $  160,997  $  222,481  $  273,345
  Merchandise................................................................     104,051     124,955     173,965
                                                                               ----------  ----------  ----------
                                                                               $  265,048  $  347,436  $  447,310
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------
Cost of sales:
  Food and beverage..........................................................  $   38,537  $   50,190  $   61,930
  Merchandise................................................................      37,925      43,236      62,878
                                                                               ----------  ----------  ----------
                                                                               $   76,462  $   93,426  $  124,808
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

14. SUPPLEMENTAL CASH FLOW INFORMATION

                                                                                     FISCAL     FISCAL     FISCAL
                                                                                      1995       1996       1997
                                                                                    ---------  ---------  ---------
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING AND INVESTING ACTIVITIES:
  Issuance of common stock for the purchase of minority interests                   $  --      $  35,185  $  --
  Additions to property and equipment, construction in process and other assets
    included in accounts payable and accrued expenses                                   3,821     12,538      9,459
  Capital lease                                                                        --          3,900     --
  Sale of franchise in exchange for equity interest in unconsolidated affiliate           661     --         --
  Transfer of deposit to minority interest contributions                                  500     --         --
  Purchase of franchise for assumption of franchisee liabilities                       --          3,181     --
  Receivable exchanged for stock in an affiliate                                       --         --            770
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid for interest, net of amount capitalized                                     7,605     10,132     --
  Cash paid for income taxes                                                            7,518     13,398     14,848

             PLANET HOLLYWOOD INTERNATIONAL, INC. AND SUBSIDIARIES

                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

15. QUARTERLY DATA (UNAUDITED)

    Summarized quarterly data for 1996 and 1997 are as follows:

                                                                                FISCAL 1996--QUARTERS ENDED
                                                                 ----------------------------------------------------------
                                                                  MAR. 31     JUNE 30     SEP. 29     DEC. 29      TOTAL
                                                                 ----------  ----------  ----------  ----------  ----------
Revenues.......................................................  $   77,025  $   85,366  $  111,840  $   99,133  $  373,364
Income from operations.........................................       9,323      17,422      28,213      20,361      75,319
Income before provision for income taxes.......................       5,276      17,546      30,598      22,296      75,716
Income before extraordinary item...............................       3,350      11,142      19,430      14,158      48,080
Net income.....................................................       3,350         721      19,430      14,158      37,659
Basic EPS--income before extraordinary item....................  $     0.04  $     0.11  $     0.18  $     0.13  $     0.48
Diluted EPS--income before extraordinary item..................  $     0.04  $     0.11  $     0.18  $     0.13  $     0.47
Basic EPS--net income..........................................  $     0.04  $     0.01  $     0.18  $     0.13  $     0.37
Diluted EPS--net income........................................  $     0.04  $     0.01  $     0.18  $     0.13  $     0.37

                                                                                FISCAL 1997--QUARTERS ENDED
                                                                 ----------------------------------------------------------
                                                                  MAR. 30     JUNE 29     SEP. 28     DEC. 28      TOTAL
                                                                 ----------  ----------  ----------  ----------  ----------
Revenues.......................................................  $  101,647  $  121,892  $  149,598  $  101,988  $  475,125
Income from operations.........................................      13,296      23,150      39,111     (70,572)      4,985
Income before provision for income taxes.......................      16,858      26,059      40,167     (69,872)     13,212
Net income.....................................................      10,536      16,287      25,245     (43,810)      8,258
Basic EPS--net income..........................................  $     0.10  $     0.15  $     0.23  ($    0.40) $     0.08
Diluted EPS--net income........................................  $     0.10  $     0.15  $     0.23  ($    0.40) $     0.08

    In the fourth quarter of fiscal 1997, the Company recorded a pre-tax charge of $71.2 million ($44.5 million after tax). The charge was primarily related to the writedown of impaired assets ($48.7 million); the writeoff of accounts receivable due to the Company's change in business strategy and the financial uncertainties of certain franchisees ($13.5 million); and other costs associated with the Company's change in business strategy ($9.0 million).